Exhibit 99.1

FOR:	AMREP Corporation
620 West Germantown Pike, Suite 175
Plymouth Meeting, Pennsylvania 19462

CONTACT:	James McMonagle
Vice President and Chief Financial Officer
(610) 487-0904

AMREP REPORTS SECOND QUARTER FISCAL 2019 RESULTS

Plymouth Meeting, Pennsylvania, December 11, 2018 – AMREP Corporation (NYSE: AXR) today reported net income of $55,000, or $0.00 per share, for its 2019 second fiscal quarter ended October 31, 2018 compared to net income of $278,000, or $0.03 per share, for the same period of the prior year. For the first six months of 2019, the Company had net income of $116,000, or $0.01 per share, compared to net income of $1,726,000, or $0.21 per share, for the same period of 2018. Revenues were $9,608,000 and $21,323,000 for the second quarter and first six months of 2019 compared to $9,175,000 and $20,501,000 for the same periods of the prior year.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of land and leading developer of real estate in New Mexico and its Fulfillment Services business operated by Palm Coast Data LLC performs fulfillment and contact center services for publications, membership organizations, government agencies and other direct marketers.

FINANCIAL HIGHLIGHTS

	Three Months Ended October 31,
	2018	2017

Revenues	$9,608,000	$9,175,000

Net income	$55,000	$278,000

Earnings per share – Basic and Diluted	$0.00	$0.03

Weighted average number of common shares outstanding - basic	8,095,000	8,070,000
Weighted average number of common shares outstanding - diluted	8,146,000	8,102,000

	Six Months Ended October 31,
	2018	2017

Revenues	$21,323,000	$20,501,000

Net income	$116,000	$1,726,000

Earnings per share – Basic and Diluted	$0.01	$0.21

Weighted average number of common shares outstanding - basic	8,090,000	8,067,000
Weighted average number of common shares outstanding - diluted	8,135,000	8,096,000

AMREP Corporation’s financial statements on Form 10-Q are expected to be filed with the Securities and Exchange Commission concurrently with this release and will be available on the Company’s website (www.amrepcorp.com/SECfiles).